Exhibit 99.1

MBIA Inc. Reports 8 Percent Decrease in First Quarter Earnings Per
Share

    ARMONK, N.Y.--(BUSINESS WIRE)--May 4, 2004--MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation, reported today that net income for the first quarter was $207.6 million compared with $223.3 million in the same period last year, a 7 percent decrease. First quarter diluted earnings per share decreased 8 percent to $1.42 from $1.54 in 2003. The decrease was primarily a result of a pre-tax mark-to-market unrealized loss of $10.7 million, or $0.05 per share, for the first quarter of 2004 compared with a pre-tax mark-to-market unrealized gain of $60.2 million, or $0.27 per share, in the first quarter of 2003.


Diluted earnings per share information
--------------------------------------
                                                 Three Months Ended
                                                      March 31
                                                  2004         2003
                                              ------------ -----------
Net income                                          $1.42       $1.54
  Net realized gains                                 0.20        0.13
  Net gains (losses) on derivative
   instruments and foreign exchange                 (0.05)       0.27
                                              ------------ -----------
Operating income (1)                                $1.27       $1.13

(1) Comparable to First Call estimates.


    Gary Dunton, MBIA president, said, "While MBIA's operating income for the first quarter was solid, significantly lower new business production was a disappointment. The quarter was characterized by tighter spreads, which decreased insured penetration across all markets and increased competition. While business activity has accelerated recently, the weak first quarter will make it difficult to match 2003's record new business production. Over the longer term, we remain confident that the global capital markets will continue to expand, providing attractive opportunities for new business growth."

    Insurance Operations

    Adjusted direct premiums (ADP) for the first quarter of 2004 decreased 43 percent to $138.0 million from $243.5 million in the same period in 2003. ADP, a non-GAAP measure, consists of both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded.


MBIA  - Adjusted Direct Premium
($ in millions)                        Three Months Ended
                                             March 31
                                         2004       2003     % Change
                                      ---------- ---------- ----------
Global Public Finance
     United States                        $55.2     $132.2       (58%)
     Non-United States                      3.7       31.1       (88%)
                                      ---------- ---------- ----------
Total                                      58.9      163.3       (64%)

Global Structured Finance
     United States                         60.0       40.5         48%
     Non-United States                     19.1       39.7       (52%)
                                      ---------- ---------- ----------
Total                                      79.1       80.2        (1%)

Total                                    $138.0     $243.5       (43%)


    Global public finance ADP declined 64 percent compared to the first quarter of last year. U.S. public finance production declined as a result of lower insured penetration in the U.S. markets and tighter credit spreads. Non-U.S. activity was minimal reflecting the ongoing volatility of business writings in the international marketplace. Credit quality for global public finance was very high, with 97 percent of insured business written rated Single-A or above in the first quarter of 2004 as the company maintained its high underwriting and pricing standards.
    First quarter 2004 global structured finance ADP was essentially flat relative to the same period of the prior year, as greater demand for uninsured transactions and tighter credit spreads, particularly in the CDO and mortgage-backed sectors, continued to impact the company's opportunities in this market. Solid U.S. production driven by several commercial asset securitizations offset a sharp decline in international business. In global structured finance, 56 percent of insured business written in the first quarter of 2004 was rated Single-A or higher.
    Scheduled earned premiums rose 14 percent to $160.3 million from $140.7 million due to strong levels of business written over the last two years. Total earned premiums rose 24 percent to $199.8 million from $161.2 million as earned premiums from refundings were up 93 percent, to $39.5 million, in the first quarter of 2004 as interest rates continued to remain near historic lows.
    Pre-tax net investment income for the first quarter of 2004 rose 14 percent to $121.8 million compared with $106.4 million in the same period of 2003, as a 12 percent increase in average invested assets offset the impact of lower yields. First quarter after-tax net investment income increased by 11 percent to $95.2 million in 2004, compared with $85.4 million in the same period last year.
    MBIA's advisory fees in the first three months of 2004 were down 56 percent to $5.9 million from $13.3 million during the same period of 2003 primarily reflecting fewer large, complex transactions in the first quarter of 2004.
    Insurance operating expenses were up 15 percent for the first quarter. Due to lower premiums written and advisory fees in the first quarter as well as the effect of portfolio reassumptions and cessions, the statutory expense ratio for insurance operations increased to 35.2 percent, compared to 11.7 percent in the first quarter of 2003. The GAAP expense ratio remained relatively consistent at 21.4 percent as compared to 22.6 percent in last year's first quarter.
    MBIA's pre-tax operating income from insurance operations rose 17 percent to $265.5 million from $227.6 million in last year's first quarter.

    Risk Management and Loss Reserves

    The company incurred $19.2 million in loss and loss adjustment expenses in the first quarter of 2004, a 14 percent increase compared with $16.9 million in last year's first quarter. The increase was driven by the growth in scheduled earned premium, which is the basis of the company's loss reserving formula. Case-incurred activity was $14.0 million in the first quarter of 2004, which primarily pertained to MBIA's guaranteed tax lien portfolios, AHERF and an older vintage CDO.
    MBIA Insurance Corp. acquired the assets of Asian Securitization & Infrastructure Assurance Pte Ltd. (Asia Ltd.) during the first quarter, which consist primarily of cash from the liquidation of Asia Ltd.'s investment portfolio, and has assumed Asia Ltd.'s insurance obligations. The assumed portfolio consists of 23 issues with an outstanding par balance of $369.2 million. In connection with the assumption of Asia Ltd.'s insured portfolio, MBIA Insurance Corp. acquired $8.8 million of unearned premium reserves, $19.4 million of case loss reserves and $32.7 million of unallocated loss reserves.
    During the quarter, MBIA reassumed portfolios of previously ceded transactions from American Re-Insurance Company, Axa Re Finance S.A., Radian Reinsurance Inc. and Partner Re. In the aggregate, the company reassumed $181.2 million of unearned premium reserves, $15.4 million of case loss reserves and $31.6 billion of insured exposure. Subsequently, the company ceded $161.4 million of unearned premium reserves and $26.3 billion of insured exposure to Channel Reinsurance Ltd. (Channel Re), a newly formed Triple-A rated reinsurance company of which MBIA owns 17.4 percent. There were no case loss reserves ceded to Channel Re in connection with this transaction.
    The portion of the insured portfolio rated below investment grade increased slightly in the first quarter. The increase was driven in part by the company's reassumption of more non-investment grade exposure from downgraded reinsurers than it subsequently ceded to Channel Re.

    Investment Management Services

    The market value of quarterly average assets under management, excluding those attributable to 1838 Investment Advisors, LLC, was $36.2 billion in the first quarter of 2004, up 17 percent from $30.5 billion in last year's first quarter. In addition, conduit assets totaled $7.7 billion at the end of the quarter.
    Pre-tax operating income from MBIA's fixed-income investment management businesses declined to $11.8 million in the first quarter of 2004 from $12.5 million in last year's first quarter. The decline resulted from the impact of the low interest rate environment on third-party cash management revenues as well as new product startup costs.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses in the first quarter increased 18 percent to $21.5 million from $18.2 million in the same period last year. The increase reflects MBIA's minority share of costs incurred by Asia Ltd. prior to MBIA's acquisition of its portfolio.

    Gains and Losses

    In the first quarter of 2004, MBIA recorded a net realized gain of $44.3 million compared with a net realized gain of $30.2 million in the first quarter of 2003. This gain was primarily the result of the sale of more than half of a common stock investment the company made in 2002.
    The company recorded a pre-tax unrealized loss of $10.7 million in the first quarter of 2004 on its derivative and foreign currency exposure, compared with a pre-tax unrealized gain of $60.2 million for the first quarter of 2003. The unrealized loss this year was due to lower U.S. dollar interest rates, which impacted market values on certain interest rate swaps related to the investment management business.

    Discontinued Operations

    As previously announced, MBIA has agreed to sell the assets of 1838 Investment Advisors to the management of 1838 and an investor group led by Orca Bay Partners. The sale is expected to close in the second quarter and result in a small gain. Consequently, this business has been accounted for as a discontinued operation for the first quarter of 2004, and its revenues and expenses have been excluded from the results of continuing operations. Income from discontinued operations was approximately breakeven for the quarter.

    Book Value and Adjusted Book Value

    MBIA's book value per share at the end of the first quarter of 2004 increased to $45.31 compared to $43.50 at December 31, 2003, up 4 percent due to growth in net income and the unrealized appreciation on the company's investment portfolio. Adjusted book value (ABV) per share at March 31, 2004 rose 2 percent to $61.21 from $59.84 at December 31, 2003. ABV, a non-GAAP measure, includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.

    Share Repurchase

    The company repurchased approximately 351,000 shares during the first four months of the year at an average cost of $61.72 per share. Approximately 1.4 million shares remain in the company's 11.3 million share buyback program.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Neil Budnick, the company's chief financial officer, followed by a question and answer session. The conference call will be webcast live on MBIA's Web site at http://investor.mbia.com (then click "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for international calls. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This document contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. Risk factors are detailed in our 10K, which is available on our Web site, www.mbia.com. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.
    Operating Income: The company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivatives instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
    Adjusted Book Value: The company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the company. Since the company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the company's part, ABV provides an indication of the company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.
    Adjusted Direct Premiums: The company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.


                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------
                        (dollars in thousands)


                                             March 31,    December 31,
                                                2004          2003
                                           ------------- -------------
Assets
------
 Investments:
   Fixed-maturity securities held as
    available-for-sale at fair value
    (amortized cost $17,140,295 and
    $16,526,579)                           $ 18,182,082  $ 17,390,979
   Conduit investments held-to-maturity       7,726,328     8,386,280
   Investment agreement portfolio pledged
    as collateral at fair value (amortized
    cost $818,939 and $581,633)                 856,368       596,366
   Short-term investments                       788,823       975,836
   Other investments                            343,881       357,346
                                           ------------- -------------
     Total investments                       27,897,482    27,706,807

 Cash and cash equivalents                      265,614       172,129
 Accrued investment income                      262,915       269,610
 Deferred acquisition costs                     339,931       319,728
 Prepaid reinsurance premiums                   523,726       535,728
 Reinsurance recoverable on unpaid losses        42,454        61,085
 Goodwill                                        79,406        79,406
 Property and equipment (net of accumulated
  depreciation)                                 119,407       120,691
 Receivable for investments sold                274,447        20,376
 Derivative assets                              245,860       256,744
 Variable interest entity assets                600,272       600,322
 Other assets                                   150,491       125,108
                                           ------------- -------------
   Total assets                            $ 30,802,005  $ 30,267,734
                                           ============= =============

Liabilities and Shareholders' Equity
------------------------------------
 Liabilities:
   Deferred premium revenue                $  3,037,756  $  3,079,851
   Loss and loss adjustment expense
    reserves                                    616,182       559,510
   Investment agreement and medium-term
    note obligations                          9,081,092     8,840,125
   Securities sold under agreements to
    repurchase                                  747,730       505,883
   Conduit debt obligations                   7,215,740     7,848,060
   Short-term debt                               58,745        57,337
   Long-term debt                             1,018,391     1,021,795
   Current income taxes                          71,046        14,554
   Deferred income taxes                        605,367       552,740
   Deferred fee revenue                          23,717        21,543
   Payable for investments purchased            284,763        47,059
   Derivative liabilities                       523,744       437,683
   Variable interest entity liabilities         600,272       600,322
   Other liabilities                            364,026       422,257
                                           ------------- -------------
     Total liabilities                       24,248,571    24,008,719

 Shareholders' Equity:
   Common stock                                 154,631       153,551
   Additional paid-in capital                 1,350,557     1,295,638
   Retained earnings                          4,766,412     4,593,486
   Accumulated other comprehensive income       732,070       632,623
   Unearned compensation - restricted stock     (25,875)      (12,299)
   Treasury stock                              (424,361)     (403,984)
                                           ------------- -------------
     Total shareholders' equity               6,553,434     6,259,015

   Total liabilities and shareholders'
    equity                                 $ 30,802,005  $ 30,267,734
                                           ============= =============



                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                   ---------------------------------
            (dollars in thousands except per share amounts)


                                              Three Months Ended
                                                    March 31
                                           ---------------------------
                                                2004          2003
                                           ------------- -------------
Insurance operations
 Revenues:
   Gross premiums written                  $    204,693  $    288,147
   Ceded premiums                               (34,964)      (64,119)
                                           ------------- -------------
     Net premiums written                       169,729       224,028

   Scheduled premiums earned                    160,280       140,653
   Refunding premiums earned                     39,542        20,527
                                           ------------- -------------
     Premiums earned                            199,822       161,180

   Net investment income                        121,841       106,421
   Advisory fees                                  5,865        13,302
                                           ------------- -------------
     Total insurance revenues                   327,528       280,903

 Expenses:
   Losses and LAE incurred                       19,234        16,878
   Amortization of deferred acquisition
    costs                                        15,586        12,782
   Operating                                     27,172        23,643
                                           ------------- -------------
     Total insurance expenses                    61,992        53,303

 Insurance income                               265,536       227,600
                                           ------------- -------------

Investment management services
 Revenues                                       121,460        93,750
 Interest expense                                91,035        70,025
                                           ------------- -------------
   Net revenues                                  30,425        23,725
 Expenses                                        18,587        11,186
                                           ------------- -------------
 Investment management services income           11,838        12,539
                                           ------------- -------------

Municipal services
 Revenues                                         5,959         6,042
 Expenses                                         5,854         5,990
                                           ------------- -------------
 Municipal services income                          105            52
                                           ------------- -------------

Corporate
 Net investment income                            2,120         2,373
 Interest expense                                17,774        16,949
 Corporate expenses                               5,890         3,663
                                           ------------- -------------
 Corporate loss                                 (21,544)      (18,239)
                                           ------------- -------------

Gains and losses
 Net realized gains                              44,251        30,157
 Net gains (losses) on derivative
  instruments and foreign exchange              (10,663)       60,209
                                           ------------- -------------
 Net gains and losses                            33,588        90,366
                                           ------------- -------------

Income from continuing operations before
 income taxes                                   289,523       312,318

Provision for income taxes                       81,903        89,106
                                           ------------- -------------

Income from continuing operations               207,620       223,212

 Income from discontinued operations, net
  of tax                                             29           114
                                           ------------- -------------

Net income                                 $    207,649  $    223,326
                                           ============= =============

Net income per common share:
 Basic                                     $       1.45  $       1.55
 Diluted                                   $       1.42  $       1.54

Weighted-average common shares outstanding:
 Basic                                      143,608,056   144,042,116
 Diluted                                    146,647,142   145,357,445



                      MBIA INC. AND SUBSIDIARIES

             Reconciliation of Adjusted Direct Premiums to
                 Gross Premiums Written (in millions)
             ---------------------------------------------

                                                 Three Months Ended
                                                      March 31
                                              ------------------------
                                                  2004         2003
                                              ------------ -----------

Adjusted direct premiums (1)                       $138.0      $243.5

    Adjusted premiums assumed                        (2.9)        5.4

                                              ------------ -----------
Adjusted gross premiums                             135.1       248.9

    Present value of estimated future
     installment premiums (2)                       (82.3)      (97.9)

                                              ------------ -----------
Gross upfront premiums written                       52.8       151.0

    Gross installment premiums received             151.9       137.1

                                              ------------ -----------
Gross premiums written                             $204.7      $288.1
                                              ============ ===========

(1) A non-GAAP measure. At March 31, 2004 the discount rate was 4.7% and at March 31, 2003

(2) the discount rate was 5.6%.


Components of Net Income per Share
----------------------------------

                                                 Three Months Ended
                                                      March 31
                                              ------------------------
                                                  2004         2003
                                              ------------ -----------

Net income                                          $1.42       $1.54

    Income from discontinued operations              0.00        0.00
                                              ------------ -----------

Net income from continuing operations                1.42        1.54

    Net realized gains                               0.20        0.13

    Net gains (losses) on derivative
     instruments
      and foreign exchange                          (0.05)       0.27
                                              ------------ -----------

Operating income (1)                                $1.27       $1.13
                                              ============ ===========

(1) A non-GAAP measure.



                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                March 31, 2004      December 31, 2003
                              -------------------  -------------------

Book value                                $45.31               $43.50
After-tax value of:
   Deferred premium revenue      13.65                13.91
   Prepaid reinsurance
    premiums                     (2.35)               (2.42)
   Deferred acquisition costs    (1.53)               (1.44)
                              ---------            ---------
      Net deferred premium
       revenue                              9.77                10.05
   Present value of
    installment premiums  (1)               9.59                 9.27
   Unrealized losses on
    investment contract
    liabilities                            (0.95)               (0.49)
   Loss provision (2)                      (2.51)               (2.49)
                                        ---------            ---------
Adjusted book value (3)                   $61.21               $59.84
                                        =========            =========

(1) At March 31, 2004 and December 31, 2003 the discount rate was
    4.7%.

(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.

(3) A non-GAAP measure.


                   CONSOLIDATED INSURANCE OPERATIONS
                   ---------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------

(dollars in millions)                        March 31,    December 31,
                                                2004          2003
                                           ------------- -------------

   Capital and surplus                     $    3,737.4  $    3,715.0
   Contingency reserve                          2,489.2       2,368.2
                                           ------------- -------------

       Capital base                             6,226.6       6,083.2

   Unearned premium reserve                     3,057.7       3,066.6
   Present value of installment
    premiums (1)                                2,133.9       2,052.9
                                           ------------- -------------

       Premium resources                        5,191.6       5,119.5

   Loss and loss adjustment expense
    reserves                                      264.3         200.7
   Standby line of credit/stop loss             1,200.0       1,236.0
                                           ------------- -------------

       Total claims-paying resources       $   12,882.5  $   12,639.4
                                           ============= =============


   Net debt service outstanding            $  830,306.3  $  835,773.8

   Capital ratio (2)                              133:1         137:1

   Claims-paying ratio (3)                         75:1          77:1


(1) At March 31, 2004 and December 31, 2003 the discount rate was
    4.7%.

(2) Net debt service outstanding divided by the capital base.

(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and standby line of credit/stop loss.

    CONTACT: MBIA Inc., Armonk
             Michael Ballinger, 914-765 3893